THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

STANADYNE HOLDINGS, INC.

CONVERTIBLE SUBORDINATED NOTE

$178,861.00                                    February 14, 2014

FOR VALUE RECEIVED, the undersigned Stanadyne Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to KOHLBERG OFFSHORE INVESTORS IV, L.P., or registered assigns (collectively, the “Holder”), at the address the Holder of this Note (as defined below) shall from time to time have designated to the Company in writing, on February 14, 2019 (“Maturity”), the Principal Amount (as defined below), with daily interest from the date hereof, computed on the basis of a 365/366-day year, on the Principal Amount from time to time at a rate of 12% per annum on the terms set forth in this Convertible Subordinated Note (this Convertible Subordinated Note, collectively with such other notes and any PIK Notes, the “Notes”). Interest on this Note shall be paid in semi-annual installments in arrears on the last business day of February and August in each year, commencing in August 2014, and at the stated maturity hereof or upon prepayment or the conversion of the principal hereof unless such accrued interest is also converted into Common Stock pursuant to Section 4. At the Company’s option, interest may be paid in cash or, prior to the stated maturity, prepayment or conversion hereof, in additional “payment-in-kind” notes (the “PIK Notes”) that will be in the principal amount of all accrued and unpaid interest hereon and that will bear interest, have the maturity and contain identical terms as this Note. At the Holder’s option, PIK Notes and any cash paid as interest hereunder may be used by the Holder to convert into Common Stock as provided in Section 4.

1.	Definitions

1.1.Definitions. As used in this Note, the following terms have the meanings set forth below:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d‑3 and Rule 13d‑5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

(a)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal;

(b)    the adoption of a plan relating to the liquidation or dissolution of the Company;

(c)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(d)    after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Common Stock” means the Company’s common stock, par value $0.01 per share.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(a)    was a member of such Board of Directors on February 14, 2014; or

(b)    was nominated for election or elected to such Board of Directors by the Principals or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
“Principal Amount” means, for any date, the sum of (a) the initial face amount of this Note as stated in the preamble to this Note, less any portion thereof that has been earlier repaid or converted, in each case pursuant to the terms of this Note, and (b) the principal amount of any PIK Notes that are then outstanding.
“Principals” means Kohlberg & Company, L.L.C. and its Affiliates (including, without limitation, any fund whose principal advisor is Kohlberg & Company, L.L.C. or its Affiliates) and any officer, director, employee, partner, member or stockholder of the manager or general partner of the foregoing Persons.
“Refinancing Event” means the incurrence by the Company or any of its domestic subsidiaries of any loans the net proceeds of which are used to redeem, in whole or in part, outstanding principal of the Company’s 12.00% Senior Discount Notes under its Senior Discount Note Indenture.

“Senior Discount Note Indenture” means the Indenture dated as of December 20, 2004, pursuant to which the Company has issued its 12.00% Senior Discount Notes Due 2015.
“Senior Indebtedness” means the unpaid principal of and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or similar proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) all indebtedness, obligations and liabilities of the Company, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Senior Indebtedness Agreement and any other document delivered in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel) or otherwise.
“Senior Indebtedness Agreement” means the Senior Discount Note Indenture or any other agreement concerning the funding of Senior Indebtedness, as the same may be amended, restated, extended, renewed, substituted, refinanced, refunded, replaced or otherwise modified from time to time, whether or not by or among the initial parties thereto, and includes any agreement (a) extending the maturity of all or any portion of the indebtedness, obligations and liabilities of the Company incurred thereunder and (b) increasing the amount of indebtedness, obligations and liabilities to be incurred thereunder.
“Stockholders Agreement” means that certain stockholders agreement, dated August 6, 2004, by and among the Company and certain of the Company’s stockholders, as the same may be amended, modified or supplemented from time to time.
“Subordinated Indebtedness” means all principal of and interest on the Notes and all other obligations of the Company of any kind whatsoever under or in respect of the Notes for the payment of money issued in connection therewith, including, without limitation, on account of the purchase, redemption, retirement or acquisition of the Notes.
“Subordinated Indebtedness Representative” means Kohlberg Investors IV, L.P. so long as it holds any Notes and thereafter the Holder of the largest Principal Amount of Notes.
“Triggering Event” means the occurrence of any (a) Change of Control or (b) Refinancing Event.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

2.	Payment.

2.1.Payment at Maturity or Triggering Event. (a) At Maturity or, (b) at the election of the Subordinated Indebtedness Representative, on the occurrence of any Triggering Event, the Company will pay in cash the entire Principal Amount of the Notes then outstanding, together with all accrued and unpaid interest thereon.

2.2.Voluntary Prepayments. The Company may at any time prepay all or part of the Principal Amount of this Note then outstanding, without premium or penalty. Written notice of each voluntary prepayment pursuant to this Section 2.2 shall be given not fewer than 10 days prior to the prepayment date by mailing to each Holder at such Holder’s address on the books of the Company, by first class certified mail, postage prepaid, return receipt requested, a notice of intention to prepay, specifying the date of prepayment, the Principal Amount of this Note to be prepaid on such date and the accrued and unpaid interest applicable to such prepayment.

2.3.Accrued Interest. Upon each prepayment of this Note, the Company will pay to the Holder hereof in cash the Principal Amount of this Note to be prepaid, together with unpaid interest in respect thereof accrued to the prepayment date. Notice of prepayment having been given in accordance with Section 2.2, the amount of this Note to be prepaid shall become due and payable on the prepayment date; provided that, notwithstanding anything to the contrary herein, the Company may rescind any notice of prepayment hereunder if such prepayment would have resulted from a refinancing or issuance of indebtedness and such refinancing or issuance shall not be consummated or shall otherwise be delayed.

2.4.Retirement of Notes. Any Notes prepaid in full or otherwise acquired by the Company shall be permanently retired and canceled and shall not under any circumstances be reissued or resold.

3.Subordination to Senior Indebtedness. The obligations of the Company hereunder are subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner hereinafter provided in this Section 3:

3.1.Subordinate and Junior. As used in this Section 3 the term “subordinate and junior in right of payment” shall mean that:

3.1.1.Payment Blockage. Unless and until the Senior Indebtedness shall have been previously or contemporaneously paid and performed in full in cash, the Company will not make, directly or indirectly, by set-off, redemption, purchase or in any other manner, and no Holder will demand, accept or receive, directly or indirectly, any payment of the whole or any part of the principal of or interest on this Note; provided, however, that the Company may pay interest on this Note when and as, and only when and as, the same is due and payable in accordance with this Note as in effect on the date of original issuance hereof, unless (a) there exists a default which shall be continuing (and which shall not have been waived) (i) in payment when due (whether by acceleration or otherwise) of any principal of, or premium, if any, or interest on Senior Indebtedness that permits holders of Senior Indebtedness to accelerate its maturity or (ii) other than in payment, which default permits holders of Senior Indebtedness to accelerate its maturity and (b) in any such case under the foregoing clause (a) the Company and the Subordinated Indebtedness Representative shall have received written notice of such event from the holders of Senior Indebtedness or a trustee therefor.

3.1.2.Bankruptcy. Upon any payment or distribution of assets of the Company of any kind or character (including without limitation, of cash, property or securities of the Company or any other securities) upon any dissolution or winding up or total or partial liquidation or reorganization of the Company (whether in bankruptcy or similar proceedings), then and in such event: (a) the Senior Indebtedness shall first be indefeasibly paid in full in money or money’s worth, or payment thereof provided for, before any payment is made on account of the principal of or interest or other amounts of the indebtedness evidenced by the Notes; (b) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Notes would be entitled, except for this Section 3, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the Notes; and (c) each holder (and its representatives) of Senior Indebtedness at the time outstanding hereby is (and for all purposes shall be deemed to be) irrevocably authorized and empowered by the Holder to demand, sue for, collect and receive all payments and distributions due and payable in respect of this Notes, and to give acquittances therefor, in connection therewith to file and prove all such claims and take all such other actions in bankruptcy court or otherwise, in the name of the holder of this Note or otherwise, as such holder of Senior Indebtedness may determine to be necessary or appropriate in order to implement this Section 3; provided, however, that the Holder shall not be required to pay over or deliver to the holders of Senior Indebtedness securities provided for by a plan of reorganization or readjustment so long as such securities are subordinated to Senior Indebtedness on terms no less favorable to the holders of Senior Indebtedness than the terms of this Note; provided, further, that neither this Section 3.1 nor any other provisions of this Note shall be construed to give any holder of the Senior Indebtedness any right to vote this Note or any claim thereunder or with respect thereto, or any portion of this Note or claim, whether in connection with any resolution, arrangements, plan or reorganization, compromise, settlement, election of trustees or otherwise, it being understood that such vote by the Holder shall not in any way constitute or be interpreted as approval by the holders of Senior Indebtedness of such vote or any resolution, arrangement, plan or reorganization, compromise, settlement, election of trustees or otherwise.

3.2.Enforcement. The Holder hereby agrees that (a) it will not ask, demand, sue for, take or receive from the Company (other than directing the Company to make payment directly to the holders of the Senior Indebtedness for the purpose of causing the Senior Indebtedness to be paid), by set-off or in any other manner, payment of the whole or any part of the Subordinated Indebtedness and (b) it will not accelerate all or any portion of the Subordinated Indebtedness or otherwise implement any remedy it may have in respect of the Subordinated Indebtedness (provided that the holders of the Subordinated Indebtedness may accelerate the Subordinated Indebtedness if all outstanding Senior Indebtedness shall have been previously accelerated), in each case unless and until all of the Senior Indebtedness shall have been fully paid in cash.

3.3.Payment Held in Trust. If any payment or distribution is collected or received by the Holder in contravention of this Section 3, the Holder will forthwith deliver the same to the holders of the Senior Indebtedness in the form received (except for the indorsement without recourse or the assignment without recourse of the Holder where necessary) and, until so delivered, the same shall be held in trust by the Holder as the property of the holders of the Senior Indebtedness.

3.4.Subrogation. Subject to the payment in full of all Senior Indebtedness, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company made on Senior Indebtedness until the principal and interest and other amounts on the Notes shall be paid in full. For the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness which, but for the provisions of this Section 3, would have been made to or retained by Holders, shall be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

3.5.Reliance by Holders of Senior Indebtedness. The provisions of this Section 3 are for the benefit of the holders of Senior Indebtedness and may be enforced directly by them against the Holder. The subordination effected by this Section 3 is a continuing subordination, and the Holder agrees that at any time and from time to time, without notice to it: (a) the time for the Company’s performance of or compliance with any of its agreements contained in any Senior Indebtedness Agreement may be extended or such performance or compliance may be waived by the applicable holder of Senior Indebtedness; (b) any Senior Indebtedness Agreement may be amended for the purpose of adding any provisions thereto or increasing the amount of, or changing the terms of, the Senior Indebtedness or changing in any manner the rights of any holder of Senior Indebtedness or the Company thereunder; (c) payment of any of the Senior Indebtedness or any portion thereof may be extended; (d) the maturity of the Senior Indebtedness may be accelerated; and (e) any collateral security thereof may be exchanged, sold, surrendered, released or otherwise dealt with, in accordance with the terms of any Senior Indebtedness Agreement, all without impairing or affecting the obligations of the Holder hereunder.

3.6.Company’s Unconditional Obligation. The provisions of this Section 3 are solely for the purpose of defining the relative rights of the holders of the Senior Indebtedness on the one hand, and the Holder on the other hand, and none of such provisions shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to such Holder the principal hereof and premium, if any, and interest hereon, nor shall any such provisions prevent the Holder, subject to Section 3.2, from exercising all remedies otherwise permitted by applicable law or under the terms hereof upon an Event of Default, subject to the rights in respect of priority of payment, if any, under the foregoing provisions of this Section 3 of holders of Senior Indebtedness.

3.7.No Prejudice. No right of any present or future holder of Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act in good faith by any such holder, or by any non-compliance by the Company with any agreement relating to Senior Indebtedness, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

3.8.Revolving Senior Indebtedness. If all indebtedness and other liabilities constituting Senior Indebtedness of the Company to a holder of Senior Indebtedness are at any time or times hereafter paid or performed in full and thereafter as a result of bankruptcy, insolvency or other applicable law the Company again becomes indebted or otherwise obligated in respect of Senior Indebtedness to that holder of Senior Indebtedness, the provisions of this Section 3 shall apply to such new indebtedness or other liabilities.

3.9.No Restrictions on Conversion. The subordination provisions of this Section 3 shall in no event prevent the conversion of this Note in accordance with its terms.

4.Conversion.

4.1.Conversion Rights. At the option of the Holder, the principal amount of this Note and all accrued interest, whether paid or unpaid (including PIK Notes), hereon may, at any time, be converted, in whole or in part, into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company, at a price per share equal to the fair market value of the Common Stock as mutually determined in good faith by the Company and the Holder (the “Conversion Price”). In the event the Holder has previously received cash interest payments hereon, the Holder may still convert such payment into the shares provided above by making a cash payment to the Company in the amount of such cash interest payment together with the conversion of the entire principal amount of this Note and all accrued and unpaid interest hereon. Notwithstanding anything to the contrary herein, the Holder may exercise the conversion rights granted in this Note only to the extent such exercise is made in compliance with Article III of the Stockholders Agreement.

4.2.Conversion Procedure. To convert this Note, the Holder shall (a) complete and sign the conversion notice attached to this Note and (b) surrender to the Company the Note (and any cash paid as interest on the Note if the Holder wishes to convert such interest as well as principal) at its address set forth beneath its name on the signature pages hereof, or at such other place as the Company shall from time to time have designated to the Holder in writing; provided, however, that in the event such Note has been lost, stolen or destroyed, the Holder shall execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it resulting from the fact that such Note has been lost, stolen or destroyed. As soon as practicable, but in any event within ten days after the effective date of any conversion, the Company shall send to the Holder at the address specified in the conversion notice a certificate representing the shares received upon conversion (to the extent certificated), together with a check for the cash payment of all accrued and unpaid interest on this Note (including PIK Notes) through the date of conversion (to the extent such interest has not been converted into Common Stock) and, in the case of a partial conversion, a new Note in principal amount equal to the unconverted portion of this Note. Issuance of certificates for shares and replacement Notes upon conversion shall be made without charge to the Holder hereof for any issuance or transfer taxes or other expenses, all of which shall be paid by the Company. The shares so issued upon conversion of this Note shall be issued to the Holder as the record owner of such shares as of the close of business on the date such notice is received by the Company or, if later, on the date any regulatory approvals required for the issuance of such shares has been obtained.

4.3.Other Distributions. In the event the Company shall declare a distribution payable in securities of the Company other than shares of common stock, securities of other entities, securities evidencing indebtedness issued by the Company or other entities, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Section 4, upon conversion of this Note the Holder of this Note shall be entitled to a proportionate share of any such distribution as though such Holder were the holder of the number of shares of common stock into which this Note (or portion then being converted) is convertible as of the record date fixed for the determination of the holders of common stock entitled to receive such distribution.

4.4.Subsequent Events. In the event of any recapitalization, consolidation, merger or bankruptcy or declaration of insolvency of the Company or its successor, this Note shall be automatically convertible into such shares or other interests as the Holder would have been entitled if this Note had been converted immediately prior to such event.

4.5.No Impairment. The Company will not, by amendment of its organizational documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder of this Note.

4.6.Reservation of Shares. So long as any portion of this Note shall remain outstanding, the Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized capital stock, for the purpose of issuance upon conversion of this Note, the full number of shares of Common Stock then issuable upon exercise of this Note. If the Company’s Common Stock shall be listed on any national stock exchange, the Company at its expense shall include in its listing application all of the shares of Common Stock reserved for issuance upon conversion of this Note (subject to issuance or notice of issuance to the exchange) and will similarly procure the listing of any further Common Stock reserved for issuance upon conversion of this Note at any subsequent time as a result of adjustments in outstanding Common Stock or otherwise.

4.7.Validity of Shares. The Company will from time to time take all such action as may be reasonably required to assure that all shares of Common Stock which may be issued upon conversion of this Note will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

4.8.Notice of Capital Changes. If at any time:

(a)    the Company shall declare any dividend or distribution payable to the Holders of its Common Stock;
(b)    the Company shall offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or any other rights;
(c)    any recapitalization of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or business organization shall occur; or

(d)    a voluntary or involuntary dissolution, liquidation or winding up of the Company shall occur;
then, in each such case, the Company shall give the Holder written notice, by registered mail, of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining stockholders entitled to vote upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given 20 days prior to the record date with respect thereto, unless Holders of a majority in outstanding principal amount of the Notes then outstanding otherwise agree in writing.

5.	DEFAULTS.

5.1. Events of Default. Each of the following events is herein referred to as an “Event of Default”):

5.1.1.Payment. The Company shall fail to make any payment in respect of interest (either in cash or in PIK Notes) on, principal of or premium on any of the Notes as the same shall become due, whether at maturity or by acceleration or otherwise and such failure shall continue for a period of 30 days; or

5.1.2.Breach of Covenant. The Company shall fail to perform or observe any other covenant, agreement or provision to be performed or observed by it under this Note and such failure shall not be rectified or cured to the satisfaction of a majority of the Holders of Notes within 30 days after actual knowledge of such failure by an executive officer of the Company; provided, however, that if such failure cannot be reasonably cured within 30 days and the Company shall have delivered to the holders a certificate stating that the Company has commenced to cure but that such cure cannot be completed within 30 days, then a majority of Holders of Notes may consent to a grace period of not greater than 30 additional days, which consent will not be unreasonably withheld; or

5.1.3.Breach of Representation. Any written representation or warranty of or with respect to the Company made in connection with this Note shall prove to have been false in any material respect on the date as of which it was made without reference to whether such representation or warranty was made with knowledge or without knowledge; or

5.1.4.Cross-Default. The Company shall fail to make any required payment on the indebtedness outstanding under the Senior Discount Note Indenture, on any other indebtedness exceeding $50,000 in principal amount of or guaranteed by the Company or on or with respect to any share of capital stock (whether because funds are not legally available therefor or otherwise), or the Company shall fail to perform or observe any of the covenants or provisions required to be performed or observed by it pursuant to any material agreement (as from time to time in effect), and (a) such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, therein specified or (b) any security interest in or other lien on any property securing any such indebtedness shall be enforced, unless contested in good faith by the Company by appropriate proceedings; or

5.1.5.Reservation of Shares. The Company shall fail to keep reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Notes or shall fail to issue an amount of shares of Common Stock upon the conversion by the Holder; or

5.1.6.Asset Sale, Merger, Liquidation. The Company sells all or a substantial portion of its assets or merges with or consolidates into any other corporation (other than a merger of a wholly owned subsidiary of the Company into the Company), or dissolves or liquidates; or

5.1.7.Bankruptcy, etc. The Company shall:

(a)    commence a voluntary case under Title 11 of the United States Code (or any successor statute) as from time to time in effect, or authorize, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case;
(b)    have filed against it a petition commencing an involuntary case under such Title 11;
(c)    seek relief as a debtor under any applicable law, other than such Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;
(d)    have entered against it any order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or
(e)    make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property.

5.2.Remedies. Upon the occurrence and during the continuance of any Event of Default the Holder may accelerate the maturity of this Note upon notice to the Company (and upon the occurrence of an Event of Default under Section 5.1.7 above, such maturity shall be automatically accelerated) and may exercise any remedies at law or in equity.

5.3.Annulment of Defaults. An Event of Default shall not be deemed to be in existence or to have occurred for any purpose of this Note until the expiration of all grace periods under this Note or if the Holder shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction. No waiver or statement of satisfactory cure pursuant to this Section 5.3 shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any of the Holder’s rights upon the occurrence thereof.

5.4.Waivers. The Company hereby waives to the extent not prohibited by applicable law which cannot be waived (a) all presentments, demands for performance, notice of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of the Holder in the enforcement of its rights under this Note, (c) except to the extent required by other provisions of this Note, any and all notices of every kind and description which may be required to be given by any statute or rule of law, and (d) any defense of any kind (other than indefeasible payment) which it may now or hereafter have with respect to its liability under this Note.

5.5.Course of Dealing. No course of dealing between the Company and its affiliates on the one hand, and the Holder, on the other hand, shall operate as a waiver of any of the Holder’s rights under this Note. No delay or omission in exercising any right under this Note shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any other occasion. No waiver or statement of satisfactory cure or consent shall be binding upon the Holder unless it is in writing and signed by the Holder.

6.General.

6.1.The Company represents and warrants to the Holder that this Note, collectively with any other Notes in an aggregate principal amount of up to $6,000,000.00 issued on or about the date hereof to Principals, (a) constitutes a Credit Facility (as defined in the Senior Discount Note Indenture) for purposes of the Senior Discount Note Indenture and (b) is permitted as Indebtedness (as defined in the Senior Discount Note Indenture) pursuant to Section 4.09 of the Senior Discount Note Indenture.

6.2.The parties hereto, including the Company and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.

6.3. No right or remedy conferred in this Note upon or reserved to the Holders of the Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

6.4.This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective Affiliates, employees or agents) may be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such proceeding has been commenced in an improper or inconvenient forum. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

6.5.Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any proceeding arising out of or relating to this Note or the transactions contemplated hereby.

[Signature Page Follows]

This Note is hereby executed on behalf of the Company by its duly authorized officer under its corporate seal as of the date first written above.

STANADYNE HOLDINGS, INC.

By:    /s/ Stephen S. Langin____________________
Name: Stephen S. Langin
Title: Chief Financial Officer

Address:

c/o Stanadyne Holdings, Inc.
92 Deerfield Road
Windsor, CT 06095

[Kohlberg Offshore Investors IV, L.P. Convertible Note Signature Page]

STANADYNE HOLDINGS, INC.

Convertible Subordinated Note

Conversion Notice

If the Holder wants to convert this Note into Common Stock, state the principal amount of this Note and any accrued interest to be converted: $____________________
If you want the stock certificate made out in another person’s name, indicate below:

___________________________________
(Name)

___________________________________
(Insert Social Security or tax identification
number of person in whose name stock
certificate will be issued)

Address where stock certificates should be sent:

___________________________________
(Name)

___________________________________
(Street Address)

___________________________________
(City, State, Zip Code)

Date	(Sign exactly as your name appears on the Note)

Convertible Subordinated Notes

Substantially identical notes have been issued by Stanadyne Holdings, Inc. to the parties and in the original principal amounts noted below:

Kohlberg Offshore Investors IV, L.P	($178,861)

Kohlberg TE Investors IV, L.P.	($2,348,226)

Kohlberg Investors IV, L.P.	($1,955,352)

Kohlberg Partners IV, L.P.	($1,517,561)